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                                                                     Exhibit 3.8


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                             Anibal Corvetto Romero

                               Notario - Abogado

                           Plaza 27 de Noviembre 250

                            (Av. Central) San Isidro

                            Tel: 442-9564 - 442-9369

                      Tel: 422-9564 - 422-9369 - 440-7299



                                   Testimonio



De la Escritura de       CONSTITUCION DE SOCIEDAD COMERCIAL DE
                         RESPONSABILIDAD LIMITADA.
                    --------------------------------------------------

Otorgada por             "DOE RUN PERU S.R.LTDA."
                    --------------------------------------------------

A favor de
                    --------------------------------------------------

                    Lima 08 de SETIEMBRE de 1997
                         --    ---------      --

     Fs 17,977                                    No. 2,332
        ----------                                   ------------

                              Ka 28,011
                                 ----------

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

            [LETTERHEAD OF ANIBAL CORVETTO ROMERO - NOTARIO DE LIMA]


NUMERO:  DOS MIL TRESCIENTOS TREINTIDOS.-   FOJAS: 17,977.-

KARDEX:  28011

                    CONSTITUCION DE SOCIEDAD COMERCIAL

                    DE RESPONSABILIDAD LIMITADA

                    DENOMINADA:

                    "DOE RUN PERU S.R.LTDA."


EN LA CIUDAD DE LIMA A LOS OCHO DIAS DEL MES DE SETIEMBRE DE MIL NOVENCIENTOS NOVENTA Y SIETE, ANTE MI ANIBAL CORVETTO ROMERO, ABOGADO NOTRAIO PUBLICO DE ESTA CAPITAL.

COMPARECEN LAS SIGUIENTES PERSONAS:

JORGE FEDERICO GUTIERREZ SISNIEGAS, DE NACIONALIDAD: PERUANA, QUIEN MANIFESTO SER DE ESTADO CIVIL: SOLTERO, DE PROFESION: ABOGADO, DEBIDAMENTE IDENTIFICADO CON LIBRETA ELECTORAL NUMERO: 08251168, SUFRAGANTE, Y CON LIBRETA MILITAR
NUMERO: 2457574604.

QUIEN EN ESTE ACTO INTERVIENE FOR SU PROPIO DERECHO.

JULIO ENRIQUE GUADALUPE BASCONES, DE NACIONALIDAD: PERUANA, QUIEN MANIFESTO SER DE ESTADO CIVIL: SOLTERO, DE PROFESION: ABOGADO, DEBIDAMENTE IDENTIFICADO CON LIBRETA ELECTORAL

ESTATUTO

DENOMINACION, OBJETO, DOMICILIO Y DURACION

ARTICULO PRIMERO

La sociedad se denominara "DOE RUN PERU S. R. L."

El objeto de la Sociedad es dedicarse, en general, a las actividades propias de la mineria y de la metalurgia, tales como minado, molienda, fundicion, metalurgia, refinacion, industrializacion y comercializacion de los productos obtenidos, de acuerdo con lo dispuesto en la legislacion vigente, y cualquier otra actividad relacionada o dependiente con la actividad minera o metalurgica tales como la industria de generacion electrica, pudiendo realizar todos los actos y operaciones civiles, industriales, comerciales y de cualquier otra indole que sean relacionados o conexas a sus operaciones.

La Sociedad podra ademas, realizar todo tipo de actividades mineras, como las de cateo, prospeccion, evaluacion, exploracion, explotacion, labor general, beneficio, refinacion, comercializacion y transporte minero.

En cumplimiento de su objeto social, la Sociedad podra adquirir acciones o participaciones de Sociedades con objeto social similar al establecido en el presente Estatuto.

ARTICULO SEGUNDO

La sociedad esta domiciliada en la ciudad de Lima, pudiendo establecer sucursales, agencias o cualquier otro establecimiento en cualquier lugar del pais o del extranjero.

La sociedad inicia sus operaciones el 29 de agosto de 1997 y tiene una duracion indeterminada.

TITULO SEGUNDO

CAPITAL Y PARTICIPACIONES

ARTICULO TERCERO

El capital de la sociedad es de S/. 648'678,241.00 (SEISCIENTOS CUARENTA Y OCHO MILLONES SEISCIENTOS SETENTA Y OCHO MIL DOSCIENTOS CUARENTA Y UN NUEVOS SOLES) representado por 648,678,241 participaciones de un valor nominal de S/. 1.00 cada una (UN NUEVO SOL) ; el cual se encuentra integramente suscrito y pagado.

Como consecuencia de aumento de capital, el cuadro de participacionistas de la Sociedad es el siguiente :

DOE RUN MINING SRLtda, propietaria de 648,628,009 participaciones. Jacinto Canales Arevalo, propietario de 26,940 participaciones. Floren Eddy Ramos Aparicio, propietario de 2,351 participaciones. Alfredo A. Basualdo Ricardi, propietario de 1307 participaciones. Basilio Melgarejo Malpartida, propietario de 5229 participaciones. Margarita Mondragon Hernandez, propietario de 2618 participaciones. Teresa Saenz Picasso, propietario de 6540 participaciones. Rocio Sifuentes Ayvar, propietario de 2618 participaciones. Danitza Yupari Capcha, propietario de 2618 participaciones

Todos los antes nombrados con domicilio en, Av. General Santa Cruz N(degree) 481, Jesus Maria ; y,

Julio Enrique Guadalupe Bascones, con domicilio en Av. Ramon Ribeyro No. 421, departamento 2, San Antonio, Miraflores, propietario de 11 participaciones.

TOTAL                      648,678,241       PARTICIPACIONES

ARTICULO CUARTO

Los socios de la Sociedad podran ser personas naturales o juridicas.

El socio que se proponga transferir su participacion o participaciones sociales a persona extrana a la Sociedad debe comunicarlo por escrito dirigido al Gerente General de la Sociedad, indicando el precio de venta de las participaciones. El Gerente General lo pondra en conocimiento de los otros socios en un plazo maximo de diez dias. Los socios pueden expresar su voluntad de compra, al precio indicado, dentro de un plazo maximo de treinta dias siguientes a la notificacion, y si son varios, se distribuiran entre todos ellos a prorrata de sus respectivas participaciones sociales. En el caso de que ningun socio ejercite el derecho indicado, podra adquirir la sociedad esas participaciones al precio indicado en un plazo no mayor a treinta (30) dias contados a partir del fin del vencimiento del plazo anterior, para ser amortizadas con la consiguiente reduccion del capital social. Transcurrido el plazo, sin que haya hecho uso de la preferencia, el socio quedara libre para transferir sus participaciones sociales en la forma y en el modo que tenga por conveniente, salvo que se hubiese convocado a junta para decidir la adquisicion de las acciones por la Sociedad. En este ultimo caso, si transcurrida la fecha fijada para la celebracion de la junta esta no ha decidido la adquisicion de las participaciones, el socio podra proceder a la transferencia.

En el caso que alguno de los socios falleciese, los demas socios tendran derecho a adquirir, dentro de un plazo de sesenta dias calendario a partir de la comunicacion de dicho hecho, las participaciones del socio fallecido, de acuerdo al valor de venta de las participaciones. En caso de discrepancia , el precio sera fijado por tres peritos, nombrado uno por cada parte y un tercero de comun acuerdo, o si este no se logra, el tercero sera nombrado por el juez mediante demanda de proceso sumarisimo. Si fueran varios los socios que deseasen adquirir esas participaciones, se distribuiran entre todos a prorrata de sus respectivas partes sociales.

TITULO TERCERO
ORGANOS DE LA SOCIEDAD

CAPITULO I
DE LA JUNTA DE SOCIOS

ARTICULO QUINTO

La Junta de Socios es el organo maximo de la Sociedad y sus deliberaciones y decisiones son adoptadas de conformidad con la Ley y este estatuto, obligando a todos ellos.

Los socios podran hacerse representar en las Juntas por otra persona. El poder tendra que conferirse por escrito, y con caracter especial para cada junta, salvo en el caso de poderes otorgados por escritura publica.

ARTICULO SEXTO

La Junta General es convocada por el Gerente General de la Sociedad cuando lo ordena la ley, lo establece el Estatuto, el Gerente General lo considere de interes social o lo solicite un numero de socios que represente cuando menos el veinte por ciento del capital social.

La convocatoria se hara mediante esquela bajo cargo, facsimil, correo electronico u otro medio que permita obtener constancia de recepcion, dirigida al domicilio o a la direccion designada por el socio a este efecto

ARTICULO SETIMO

El quorum se computa y establece al inicio de la junta. Comprobado el mismo, el presidente la declara instalada.

Para la celebracion de las juntas, cuando no se trate de los asuntos mencionados en el parrafo siguiente, se requiere en ambas convocatorias, al menos, de la concurrencia de socios que representen el cincuenta por ciento del capital social. Los acuerdos se tomaran por mayoria absoluta de las participaciones cuyos titulares hayan asistido a la junta o se encuentren representados en la misma.

Para la celebracion de la junta cuando se trate de la modificacion del Estatuto Social ; prorroga de la duracion de la Sociedad ; e emision de obligaciones ; acordar la enajenacion, en un solo acto de activos cuyo valor contable exceda el cincuenta por ciento del capital de la sociedad ; transformacion, fusion, escision, reorganizacion o disolucion de la sociedad, asi como resolver sobre su liquidacion y extincion ; se requiere en ambas convocatorias, la concurrencia de socios que representen al menos las dos terceras partes del capital social. Para la validez de los acuerdos se requiere, en ambos casos, el voto favorable de socios que representen cuando menos, la mayoria absoluta del capital social.

ARTICULO OCTAVO

La junta general y los acuerdos adoptados en ellas constan en un acta que expresa un resumen de lo acontecido en la reunion. Las actas podran asentarse en un libro especialmente abierto a dicho efecto, en hojas sueltas o en cualquier otra forma que permita la ley.

El acta, sera redactada por el secretario dentro de los cinco dias siguientes a la celebracion de la junta general. En ese caso se designara a no menos de dos socios para que, conjuntamente con el presidente y el secretario, la revisen y aprueben. El acta debe quedar aprobada dentro de los diez dias siguientes a la celebracion de la Junta y puesta a disposicion de los accionistas concurrentes o sus representantes, quienes podran dejar constancia de sus observaciones o desacuerdos mediante carta notarial.

Cuando el acta se apruebe en la misma junta, debera ser firmada por el presidente, el secretario y uno de los socios.

Excepcionalmente, cuando por cualquier circunstancia no se pudiese asentar el acta de acuerdo a lo establecido en el primer parrafo del presente articulo, se extendera y firmara por todos los accionistas concurrentes en un documento especial, el que se adherira o transcribira al libro o a las hojas sueltas no bien estos se encuentren disponibles, o en cualquier forma que permita la ley. El documento especial sera entregado al Gerente General quien sera responsable de cumplir con lo antes prescrito en el mas breve plazo.

CAPITULO II
DE LA ADMINISTRACION

ARTICULO NOVENO

La administracion de la Sociedad se encarga a uno o mas gerentes o funcionarios, socios o no, quienes tendran la facultad de representar a la Sociedad en aquellas materias que le sean encomendadas por el presente Estatuto y los acuerdos de Junta General de Socios. Los gerentes no pueden dedicarse por cuenta propia o ajena al mismo genero de negocios que constituye el objeto de la Sociedad.

Las facultades que no hayan sido expresamente encomendadas al Gerente General en el presente Estatuto, o no sean conferidas al Gerente General mediante acuerdo de la Junta General de Socios, se mantendran como facultades exclusivas de la Junta General.

Los gerentes y funcionarios, seran nombrados por la Junta de Socios segun sus requerimientos o por el Gerente General que podra delegar facultades dando cuenta posteriormente a la Junta de Socios. Para su remocion se requiere de acuerdo adoptado por mayoria simple del capital social.

La designacion de gerentes podra recaer en una persona juridica. En dicho caso, esta debera nombrar a una persona natural que la represente a tal efecto, asi como las demas gerencias que considere necesario.

ARTICULO DECIMO

El Gerente General es el ejecutor de todas las disposiciones de la Junta y tiene la representacion juridica, comercial y administrativa de la Sociedad.

El Gerente General es el representante legal de la Sociedad, estando facultado para representarla, sin reserva ni limitacion alguna, ante toda clase de personas, sean publicas o privadas, juridicas o naturales, autoridades civiles, judiciales, administrativas, municipales, politicas, de policia, de aduanas, fiscales, de seguridad social o laborales, teniendo todas las facultades del mandato conforme al Codigo Civil y los poderes generales y especiales de representacion previstos en los articulos 74 y 75 del Codigo Procesal Civil, pudiendo realizar todos los actos de disposicion de derechos sustantivos y demandar, reconvenir, contestar demandas y reconvenciones, desistirse del proceso y de la pretension, prestar declaracion de parte, allanarse en todo o en partedesistirse del proceso y de la pretension, allanarse a la pretension, a la pretension, conciliar, transigirconciliar,transigir, someter a arbitraje las pretensiones controvertidas en el proceso, sustituir o delegar la representacion procesal y realizar los demas actos que exprese la ley. Asimismo, en materia laboral, podra ejercer las atribuciones prescritas en la Ley Procesal del Trabajo (Ley 26636) y en el Decreto Supremo 004-96-TR, en el Texto Unico Ordenado del Decreto Legislativo 728, Ley de Formacion y Promocion Laboral (Decreto Supremo 002-97-TR), Texto Unico Ordenado del Decreto Legislativo 728, Ley de Productividad y Competitividad Laboral (Decreto Supremo 003-97-TR) y su Reglamento (Decreto Supremo 001-96-TR), asi como las contenidas en la Ley de Relaciones Colectivas de Trabajo (Decreto Ley 25593), o en las normas que pudieran complementar, reglamentar o sustituir a las enunciadas.

Las facultades de desistirse del proceso y de la pretension, allanarse a la pretension conciliar y transigir, por montos que excedan los US$ 100,000 (DOLARES AMERICANOS CIEN MIL) o su equivalente en moneda nacional, solo podran ser ejercidas firmando conjuntamente con el Apoderado Especial a que se refiere el articulo decimo segundo de este Estatuto. Asimismo, dichas facultades no podran ser objeto de delegacion.

ARTICULO DECIMO PRIMERO

Adicionalmente a cualquier otro poder especial que le pueda ser otorgado por acuerdo de la Junta General de Socios, son facultades del Gerente General :

Abrir y cerrar cuentas corrientes en los bancos e instituciones crediticias ;. Girar y endosar cheques; girar, aceptar, reaceptar, descontar, endosar, negociar, protestar y ejecutar letras de cambio, vales y pagares y cualquier otro titulo valor o documentos de credito ; ,Retirar depositos. Abrir y cerrar cajas de seguridad. Otorgar cancelaciones y recibos. Negociar, celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de curso ordinario de la Sociedad, tales como los contratos de compra de concentrados y de venta de metales, por un valor hasta de US$ 50'000,000.00 (DOLARES AMERICANOS CINCUENTA MILLONES) o su equivalente en moneda nacional o por un plazo maximo de un ano. Contratar seguros, aprobar y autorizar endosos y apendices, asi como cobrar indemnizaciones y denunciar siniestros. Negociar, celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de permuta, prenda, contratos preparatorios, compraventa de bienes muebles destinados a operaciones de la Sociedad, hasta por un monto de US$ 1'.000,000 (DOLARES AMERICANOS UN MILLON) o su equivalente en moneda nacional ;. Negociar, celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de arrendamiento de bienes muebles e inmuebles. hasta por un valor de US$ 100,000.00 (DOLARES AMERICANOS CIEN MIL) o su equivalente en moneda nacional ; Negociar, celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de prestacion de servicios hasta por US$ US$ 1'.000,000 (DOLARES AMERICANOS UN MILLON) o su equivalente en moneda nacional ;, con excepcion de aquellos destinados a servicios de administracion, gerenciamiento, direccion u operacion de la Sociedad. Negociar, celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de transporte para el cumplimiento del objeto de la Sociedad hasta por US$ US$ 1'.000,000 (DOLARES AMERICANOS UN MILLON) o su equivalente en moneda nacional ; Negociar, celebrar, suscribir, modificar, rescindir, resolver y dar por terminados todo tipo de contratos civiles o comerciales y en general toda clase de contratos en que la Sociedad requiera intervenir y que no esten expresamente indicados en los numerales anteriores, hasta por US$ US$ 1'.000,000 (DOLARES AMERICANOS UN MILLON) o su equivalente en moneda nacional ;

ARTICULO DECIMO SEGUNDO

Sin perjuicio de lo establecido en el articulo anterior, el Gerente General de la Sociedad, firmando conjuntamente con el Apoderado Especial, que para estos efectos nombra la Junta General de Socios, podra :

Abrir y negociar cartas de credito o cartas fianza en moneda nacional o extranjera ; Solicitar y otorgar prestamos en moneda nacional o extranjera ; solicitar y acordar creditos en cuenta corriente, avance o sobregiros, celebrar toda clase de operaciones de credito con o sin garantia Suscribir contratos de prenda mercantil para garantizar cartas de credito y otras obligaciones con las entidades bancarias y financieras ; Aprobar el otorgamiento de garantias o la constitucion de cargas o gravamenes sobre los bienes de la Sociedad, en moneda nacional o extranjera; Celebrar y suscribir contratos de arrendamiento financiero, lease back, de factoring y, en general, cualquier otro vinculado a los intereses de la Sociedad con las entidades bancarias y financieras ; Celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de arrendamiento de bienes muebles superiores a US$ 100,000.00 (DOLARES AMERICANOS CIEN MIL), o su equivalente en moneda nacional, y de bienes inmuebles por cualquier monto ; Celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos con empresas relacionadas economicamente con la Sociedad ; contratos con Empresas incluidas en la actividad empresarial del Estado ; y, contratos de trabajo y otros beneficios adicionales que pudiesen acordarse con el Gerente General, Gerente Tecnico y Gerente de Operaciones ; Celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos que impliquen la constitucion y/o adquisicion por parte de la Sociedad de acciones o participaciones de otras Sociedades ; Celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de prestacion de servicios por sumas superiores a US$ 1'000,000.00 (DOLARES AMERICANOS UN MILLON) ; contratos de prestacion de servicios destinados a servicios de administracion, gerenciamiento, direccion u operacion de la Sociedad ; Celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de permuta, prenda, contratos preparatorios, compraventa de bienes muebles destinados a operaciones de la Sociedad, por sumas superiores a US$ 1'.000,000 (DOLARES AMERICANOS UN MILLON) o su equivalente en moneda nacional ;. Celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de arrendamiento de bienes muebles e inmuebles. por sumas superiores a US$ 100,000.00 (DOLARES AMERICANOS CIEN MIL) o su equivalente en moneda nacional ; Celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de transporte para el cumplimiento del objeto de la Sociedad por montos superiores a US$ US$ 1'.000,000 (DOLARES AMERICANOS UN MILLON) o su equivalente en moneda nacional ; Celebrar, suscribir, modificar, rescindir, resolver y dar por terminados contratos de curso ordinario de la Sociedad, tales como los contratos de compra de concentrados y de venta de metales, por montos superiores a US$ 50'000,000.00 (DOLARES AMERICANOS CINCUENTA MILLONES) o su equivalente en moneda nacional o por plazos superiores a ano. Celebrar, suscribir, modificar, rescindir, resolver y dar por terminados todo tipo de contratos civiles o comerciales y en general toda clase de contratos en que la Sociedad requiera intervenir y que no esten expresamente indicados en los numerales anteriores, por montos superiores a US$ US$ 1'.000,000 (DOLARES AMERICANOS UN MILLON) o su equivalente en moneda nacional ;

TITULO CUARTO
AUMENTO Y REDUCCION DE CAPITAL

ARTICULO DECIMO TERCERO

En caso de aumento de capital por nuevos aportes, los socios tienen derecho preferencial para suscribir, a prorrata de su participacion en el capital de la sociedad, las participaciones que se creen.

No pueden ejercer este derecho los socios que se encuentren en mora en el pago de dividendos pasivos, y sus participaciones no se computaran para establecer la prorrata de su participacion en el derecho de preferencia.

El derecho de preferencia se ejerce en por lo menos dos ruedas. En la primera, el socio tiene derecho a suscribir las nuevas participaciones a prorrata de su participacion a la fecha que se establezca el acuerdo. Si quedan participaciones sin suscribir, quienes han intervenido en la primera rueda, podran suscribir, en segunda rueda, las participaciones restantes a prorrata de su participacion en el capital social, considerando para ello las participaciones adquiridas en primera rueda.

 La junta general establece el procedimiento que debe seguirse para el caso que queden participaciones sin suscribir luego de terminada la segunda rueda.

Salvo acuerdo unanime adoptado por la totalidad de socios, el plazo para el ejercicio del derecho de preferencia en primera rueda, no sera inferior a diez dias, contado a partir de la fecha del aviso que debera publicarse al efecto o de una fecha posterior que al efecto se consigne en dicho aviso. El plazo para la segunda rueda, y las siguientes si las hubiere, se establece por la junta general, no pudiendo en ningun caso, cada rueda ser menor a tres dias.

La sociedad esta obligada a proporcionar a los suscriptores en forma oportuna la informacion correspondiente.

TITULO QUINTO
DE LOS ESTADOS FINANCIEROS Y APLICACION DE UTILIDADES

ARTICULO DECIMO CUARTO

Finalizado el ejercicio, el Gerente General debe formular la memoria, los estados financieros y la propuesta de aplicacion de las utilidades en caso de haberlas. De estos documentos debe resultar, con claridad y precision, la situacion economica y financiera de la sociedad, el estado de sus negocios y los resultados obtenidos en el ejercicio vencido.

Los estados financieros deberan ser puestos a disposicion de los socios con la antelacion necesaria para ser sometidos, conforme a ley, a consideracion de la junta obligatoria anual.

ARTICULO DECIMO QUINTO

La aplicacion de dividendos y de las primas de capital se regira por lo previsto en la Ley General de Sociedades.

TITULO SEXTO
DISPOSICION GENERAL

ARTICULO DECIMO SEXTO

Las diferencias que pudieran surgir entre los socios, y entre estos y la Sociedad seran sometidas al procedimiento y al fallo de conciencia inapelable de un tribunal constituido por tres arbitros, uno designado por cada una de las partes en conflicto y el otro por los arbitros designados por cada una de las partes antes mencionadas.

El arbitraje se llevara a cabo de acuerdo con los reglamentos de arbitraje internacional del Centro de Arbitraje Nacional e Internacional de la Camara de Comercio de Lima.

La resolucion del Tribunal Arbitral sera final e inapelable.

ARTICULO DECIMO SETIMO

La Sociedad se regira plenamente por la Ley General de Sociedades, o la norma que la sustituya, para todo aquello no previsto en el presente estatuto.

                            ANIBAL CORVETTO ROMERO
                               NOTARIO ABOGADO
                                     LIMA
                                 [NOTARY SEAL]

Mister Notary:

Kindly enter into your Register of Public Deeds the Incorporation of a Partnership Association, given by JORGE FEDERICO GUTIERREZ SISNIEGAS, peruvian, single, identified with identity card 011251168, addressed in Manuel Gonzalez Olaechea 349. San Isidro; and JULIO ENRIQUE GUADALUPE BASCONES, peruvian, single, identified with identity card 09388911, addressed in Ramon Ribeyro avenue 421, apartment 2, San Antonio - Miraflores; according to the following provisions:

FIRST:

The grantors agreed to incorporate a Partnership Association, that will be named "DOE RUN PERU S.R.Ltda.," whose corporate purpose will be, in general, to perform, the activities inherent to the mining and metallurgic industry, such as mining, milling, smelting, metallurgy, refining, industrialization and commerce of the obtained products, according to what is disposed by the legislation in force and any industries supporting or dependent upon the mining and metallurgic industry (i.e. electrical power industry and exploration).

The Corporation may also fulfill any kind of mining activities, as surveys, prospecting, exploration, exploitation, general labor, benefit, refining, commercialization and mining transportation.

Also it can perform all acts and civil, industrial, commercial operation and others of other nature related or conducing to its main corporate purpose.

SECOND:

The Partnership capital stock is of S/. 5,300.00 ( FIVE THOUSAND THREE HUNDRED NUEVOS SOLES ) represented by 5,300 nominative certificates with a value of S/.
1.00 each one; the capital is totally signed and paid.

      o Jorge Federico Gutierrez Sisniegas., sign 3,500 certificates and pay S/. 3,500.00

      o Julio Enrique Guadalupe Bascones, sign 1,800 certificates and pay S/. 1,800.00

THIRD:

The Partnership Association will be regulated by the following bylaws:





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BY-LAWS

TITLE I

NAME, PURPOSE, REGISTERED OFFICE AND TERM

FIRST ARTICLE

The Company's name is "DOE RUN PERU S.R.L.".

The purpose of the Company is to engage in general mining and metallurgy activities, including the extraction, grinding, smelting, casting, refining, processing, and commercialization of minerals, in accordance with the legislation in force, as well as in any other activity related to, or dependent upon, mining or metallurgy, such as power generation. For this purpose, the Company may perform every act and carry out all kinds of civil, industrial, commercial and other works related or conductive to its operations.

The Company may also engage in all types of mining operations, such as digging, prospection, exploration, exploitation, mining, processing, refining, commercialization and transportation of minerals.

To carry out its corporate activities, the Company may acquire participations or interest in Companies having a corporate object similar to the one described in these By-laws.

SECOND ARTICLE

The Company's registered office is located in the city of Lima, but it may establish branches, subsidiaries or other establishments anywhere, within or outside Peru.

The company commences its operations on August 29, 1997 and its term is indefinite.

TITLE II

CAPITAL STOCK AND PARTICIPATIONS

THIRD ARTICLE

The capital of the Company is S/. 648'678,241.00 (SIX HUNDRED FORTY EIGHT MILLION SIX HUNDRED SEVENTY EIGHT THOUSAND TWO HUNDRED AND FORTY ONE AND 00/100 NUEVOS SOLES), divided into 648'678,241 participations of S/.1.00 (ONE NUEVO
SOL) each, fully subscribed and paid-in.

FOURTH ARTICLE

The members of the Company may be either natural or artificial persons.

Any member who desires to transfer his/her/its participation(s) in the Company to any third person(s) outside the Company shall give notice in writing of his intention and the transfer price to the General Manager of the Company, who shall communicate this fact to the other members within a maximum period of ten days thereafter. The non selling members may express their desire to acquire the offered participations at the stated transfer price, not later than thirty days after receiving said notice from the Company ; if more than one member wishes to acquire the offered participation(s), the offered participation(s) shall be prorated among all the interested members, in proportion to their respective interest in the Company. If no member exercises said right of first refusal, then the Company may acquire


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the offered participation(s) at the stated transfer price within thirty days after the expiration of the previous term ; which may be redeemed through a consequent reduction of the corporate capital. If the e Company fails to exercise said preferred right before expiration of the aforementioned term, then the member shall be free to transfer its participation(s) in the Company as he may consider appropriate, except if a meeting has been convened to consider the acquisition of the participations by the Company. In this last case, if after the date fixed for the meeting no decision has been taken regarding the acquisition of the offered participation(s), the member may proceed to carry out the transfer.

In the event of death any of the members, the other members shall have the right to acquire the participation(s) of the deceased member within sixty calendar days of the notice communicating this fact, at their market value. In case of disagreement on the price, the price shall be determined by three experts, one designated by each of the parties, and the third by mutual agreement, or, if no agreement is reached, the price shall be decided by the judge in a summary process. If more than one member desires to acquire said participation(s), the participation(s) shall be prorated among all the interested members in proportion to their respective interest in the Company.

TITLE III
CORPORATE BODIES

CHAPTER I
MEETING OF MEMBERS

FIFTH ARTICLE

The Meeting of Members is the highest corporate body. Its resolutions are adopted in accordance with the Law and with these By-laws, and they are binding upon all the members.

The members may be represented by another person at the Meetings. The power of representation shall be granted in writing, and for each meeting, except for a power-of-attorney executed as a public deed.

SIXTH ARTICLE

The General Meeting of Members is convened by the General Manager of the Company, as prescribed by the law or established in these By-laws, or at the request of the General Manager or of members representing at least twenty percent of the capital stock.

The notice of an Annual Mandatory General Meeting shall be published at least ten days prior to the date of the meeting. In all other cases, the notice shall be published at least three days in advance, except where the law prescribes a longer period.

SEVENTH ARTICLE

The quorum is counted and determined at the beginning of the meeting, whereupon the chairman declares the meeting installed.

To hold a meeting or an adjourned meeting for any purpose other than to discuss the matters referred to in the following paragraph, the presence of members representing at least fifty percent of the capital stock shall constitute a valid quorum, and the resolutions shall be carried by an absolute majority of the participations present or represented at the meeting.

To hold a meeting or an adjourned meeting for the purpose of discussing the modification of the By-laws ; an extension of the term of the Company ; the issuance of debentures ; the disposition, in a single act, of assets having a book value that exceeds fifty percent of the Company's capital ; the transformation, merger, division, reorganization, or winding-up of the Company, and its liquidation and extinction, the

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


presence of members representing at least two-thirds of the capital stock shall constitute a valid quorum, and its resolutions shall be carried, in both cases, with the affirmative votes of participations representing at least an absolute majority of the capital stock.

EIGHTH ARTICLE

The general meeting and the resolutions adopted thereat shall be embodied in a minute or record of proceedings. The minutes may be entered in a special book assigned for this purpose, or on loose sheets of paper, or in any other way authorized by the law.

The minute shall be drafted by the secretary within five days after the general meeting. In such case, at least two members shall be designated to review and approve the minute, together with the chairman and the secretary. The minute shall be approved within ten days after the Meeting and distributed to the members or their representatives present at the meeting, who may submit their observations or objections via notarial letter.

If the minute is drafted and approved at the same meeting, it shall be signed by the chairman, the secretary, and one member.

Exceptionally, if for any reason the minute may not be recorded as established in the first paragraph of this article, then it shall be prepared and signed by all the members present in a special document, and inserted or transcribed on the book or loose sheets when these become available, or in any other way authorized by the law. This special document shall be delivered to the General Manager, who shall be responsible for carrying out the above procedure as soon as possible.

CHAPTER II
THE MANAGEMENT

NINTH ARTICLE

The management of the Company is entrusted to one or more managers or officers, whether or not members of the Company, who will have the authority to represent the Company in such matters related to its corporate purpose as expressly stated in the By-laws and in resolutions adopted in the General Meeting of Members. The managers may not engage in the same or similar businesses as the Company, either on their own account or on account of third parties.

All the authorizations not expressly given to the General Manager or officers by the By-laws or in Resolutions adopted by the General Meeting of Members are reserved for exercise by the General Meeting of Members.

The managers and officers shall be appointed by the Meeting of Members, as required, or by the General Manager, who may delegate powers subject to give account thereof to the Meeting of Members. The managers and officers may be removed as agreed by members representing a simple majority of the capital stock.

The appointment of managers could be given to an artificial person. In that event, that artificial person has to designate an individual to represent it for that purpose.

TENTH ARTICLE

The General Manager implements all the decisions of the Meeting of Members and acts as the legal, commercial and administrative representative of the Company.


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


The General Manager acts as legal representative of the Company, with power to represent the Company, without reserve or limitation, before any public, private, natural or artificial person, and before any civil, judiciary, administrative, municipal, political, police, customs, fiscal, social security, or labor authority, with all the powers of his mandate contemplated in the Civil Code, and with the general and special powers of representation contemplated in the Code of Civil Procedures, and with power to dispose of substantive rights, and to sue, countersue, defend suits and countersuits, abandon process and claims, admit claims. Compromise, settle and abandon process and claims, admit claims, compromise, settle, submit claims to arbitration, substitute or delegate his representation in the process, and perform every other act contemplated in the law. Likewise, with regard to labor matters, the General Manager may exercise the powers and authorities prescribed in the Law of Labor Procedures (Law 26636) and in Supreme Decree 004-96-TR, in the Consolidated Text of Legislative Decree 728, Labor Training and Promotion Law (Supreme Decree 002-97-TR), Consolidated Text of Legislative Decree 728 (Labor Productivity and Competitiveness Law (Supreme Decree 003-97-TR), and its Implementing Regulations (Supreme Decree 001-96-TR), as well as those contained in the Law on Collective Labor Relations (Decree Law 25593), or in any statutes that may complete, regulate, or subrogate the former.

The faculties of abandon process and claims, admit claims, compromise and settle for amounts over US$ 100,000, could be exercised with the joint signature of the Special Attorney stated in the Twelfth Article. Moreover, those faculties could not be delegated.

ELEVENTH ARTICLE

In addition of any powers that may be granted by Resolution adopted by the General Meeting of Members, the General Manager has the power to :

Open and close checking accounts with banks and financial institutions.
Draw and endorse checks ; draw, accept, reaccept, discount, endorse, negotiate, protest, and execute drafts, bills, and promissory notes, and any other type of securities or credit documents ; Withdraw deposits ; Open and close safe-deposit boxes ; Issue cancellations and receipts. Negotiate, execute, sign, modify, rescind, resolve, and terminate ordinary course of business purchase of concentrates and sale of metal contracts having a value up to US $ 50 million dollars or its equivalent in Peruvian currency and having a term less than one year. Take insurance, approve and authorize endorsements and annexes, collect compensations and report calamities. Negotiate, execute, sign, modify, rescind, resolve, and terminate barter or pledge agreements, preparatory contracts, contracts for the purchase/sale of personal property, assigned to the Company's operations up to US$ 1 million or its equivalent in Peruvian currency. Negotiate, execute, sign, modify, rescind, resolve, and terminate leases of real or personal property up to US$ 100,000 or its equivalent in Peruvian currency. Negotiate, execute, sign, modify, rescind, resolve and terminate service contracts up to US$ 1 million or its equivalent in Peruvian currency, ; except those covering services for the management, direction or operation or the Company. Negotiate, execute, sign, modify, rescind, resolve, and terminate transportation contracts required to accomplish the purpose of the Company, up to US$ 1 million or its equivalent in Peruvian currency. Negotiate, execute, sign, modify, rescind, resolve, and terminate every type of civil or commercial contracts, and generally every kind of contract not expressly referred to in other sections of this article required to be signed by the Company, up to US$ 1 million or its equivalent in Peruvian currency.

TWELFTH ARTICLE

Signing with an Special Attorney appoint by the General Meeting, the General Manager can :

Open and negotiate letters of credit or letters of guaranty, in Peruvian or foreign currency. Apply for and give loans in Peruvian or foreign currency ; request and obtain credits, advances or overdrafts in checking accounts, execute every king of credit transactions, whether or not secured. Sign chattel pledge agreements to secure letters of credit and other obligations with banking and financing institutions ; Approve the granting of guarantees or liens on the assets of the Company in Peruvian or foreign currency. Execute and sign leasing, lease back, and factoring agreements, and generally any other agreement related to the Company's interest, with banking or financial institutions. Sign, execute modify, rescind, resolve, and terminate leases of personal property for amounts over US$ 100,000 or its equivalent in Peruvian currency and, for any amount in the case of real property . Sign, execute, modify, rescind, resolve and terminate contracts with subsidiaries and Companies related economically with the Company ; contracts with Companies included into the State Business Activities ; and, employment and other specific benefit agreements between the Company and the General Manager, Technical and Operational Manager ; Sign, execute, modify, rescind, resolve and terminate contracts that imply the acquisition of shares or participations of other companies ; Sign, execute, modify, rescind, resolve and terminate service contracts for amounts over US$ 1 million ; or contracts for the management, direction or operation of the Company. Sign, execute, modify, rescind, resolve, and terminate barter or pledge agreements, preparatory contracts, contracts for the purchase/sale of personal property, assigned to the Company's operations over the amount of US$ 1 million or its equivalent in Peruvian currency. Sign, execute, modify, rescind, resolve, and terminate leases of real or personal property over the amount of US$ 100,000 or its equivalent in Peruvian currency. Sign, execute modify, rescind, resolve, and terminate transportation contracts required to accomplish the purpose of the Company, over the amount of US$ 1 million or its equivalent in Peruvian currency. Sign, execute, modify, rescind, resolve, and terminate ordinary course of business purchase of concentrates and sale of metal contracts having a value over the amount of US $ 50 million dollars or its equivalent in Peruvian currency and having a term over one year. Sign, execute, modify, rescind, resolve, and terminate every type of civil or commercial contracts, and generally every kind of contract not expressly referred to in other sections of this article, required to be signed by the Company, over the amount of US$ 1 million or its equivalent in Peruvian currency.


TITLE IV
INCREASE AND REDUCTION OF CAPITAL

THIRTEENTH ARTICLE

If the Company's capital were increased as a result of new contributions, the members shall enjoy pre-emptive right to subscribe the new participations to be issued, on a pro rata basis, in proportion to their respective interest in the Company's capital.

This pre-emptive right may not be exercised by any member(s) with payments of calls on subscribed participations in arrears. The interest of said defaulting member(s) shall not be taken into account for the purpose of prorating this benefit.

The pre-emptive right hereunder is exercised in at least two rounds. In the first round, each member has the right to subscribe the new participations in proportion to his respective interest in the Company on the date of the agreement therefor. Any remaining participations may be subscribed in the second round by those members who exercised their right to subscribe participations in the first round, in proportion to their interest in the Company's capital, including for this purpose the participations acquired in the first round.

The general meeting shall establish the procedure to be followed with respect to any participations still not subscribed after the second round.

Except as unanimously agreed otherwise by all the members, the term allowed to exercise said pre-emptive right in the first round shall not be less than ten days from the date of the notice published to this effect, or any later date indicated in such notice. The term allowed to exercise said pre-emptive right in the second round, and in any subsequent rounds, shall be established by the general meeting, but may not be less than three days.

The Company has the obligation to furnish the relevant information to the subscribers on a timely basis.

TITLE V
FINANCIAL STATEMENTS AND ALLOCATION OF PROFITS

FOURTEENTH ARTICLE

At the end of each fiscal year, the General Manager shall prepare the annual report, the financial statements, and the proposal for allocation of the profits, if any. These documents shall clearly and accurately establish the economic and financial situation of the Company and its businesses, and the results obtained in the ended fiscal year.

The financial statements shall be distributed to the members with due anticipation, for submission to and consideration by the annual mandatory meeting, in accordance with the law.

FIFTEENTH ARTICLE

The distribution of dividends and premiums on capital shall be governed by the provisions of the General Companies' Act.

TITLE VI
GENERAL PROVISION

SIXTEENTH ARTICLE

Any differences that may arise between the members, or between the members and the Company, shall be submitted to the final decision of an arbitration panel composed of three arbitrators, one designated by each of the disputing parties, and the third by the other two arbitrators.

The arbitration shall be held in accordance with the rules of international arbitration of the National and International Arbitration Center under the Lima Chamber of Trade.

The decision of the Arbitration Court shall be final and unappealable.

SEVENTEENTH ARTICLE

The Company shall be subject to the provisions of the General Companies' Act, or any substitute law, for all that is not provided for herein."



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